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                                                                       Exhibit 8


                                April 22, 1994


V.F. Corporation
1047 North Park Road
Wyomissing, PA  19610

              RE:   V.F. CORPORATION REGISTRATION STATEMENT ON
                    FORM S-3 UNDER THE SECURITIES ACT OF 1933

Gentlemen:

                    As counsel for V.F. Corporation, a Pennsylvania corporation (the "Company"), we are furnishing this opinion in connection with the above-captioned Registration Statement and Prospectus contained therein relating to the offering and sale of up to $400,000,000 aggregate principal amount of the Company's debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness ("Debt Securities"), to be issued under and pursuant to an indenture dated as of January 1, 1987, as supplemented by a First Supplemental Indenture dated as of September 1, 1989, between the Company, Morgan Guaranty Trust Company of New York, as retiring Trustee, and United States Trust Company of New York, as successor Trustee and a Second Supplemental Indenture dated as of April 1, 1994, between the Company and United States Trust Company of New York as Trustee. We have made such examinations of fact and law as we have deemed necessary in order to render the opinion hereinafter set forth.

                    In our opinion, the Debt Securities held by most Pennsylvania residents will not be subject to Pennsylvania County Personal Property Taxes now in effect.

                    We hereby consent to the filing of a copy of this opinion as an exhibit to such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the
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V.F. Corporation
April 22, 1994
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category of persons whose consent is required under Section 7 of the Securities
Act of 1933, as amended.

                                            Very truly yours,

                                            CLARK, LADNER, FORTENBAUGH & YOUNG